Exhibit 23.2

        The accompanying consolidated financial statements give effect to a 10.3 for 1 stock split of the common stock of WCI Communities, Inc. which will take place immediately prior to the effectiveness of the registration statement. The following consent is in the form which will be furnished by McGladrey LLP, an independent registered public accounting firm, upon completion of the 10.3 for 1 stock split of the common stock of WCI Communities, Inc. described in Note 20B to the consolidated financial statements and assuming that from April 18, 2013 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein, except as described in Note 20A to the consolidated financial statements.

/s/ McGladrey LLP

West Palm Beach, Florida
July 18, 2013

Consent of Independent Registered Public Accounting Firm

        We consent to the use in Amendment No. 6 to the Registration Statement (No. 333-188866) on Form S-1 of WCI Communities, Inc. of our report dated April 18, 2013 (July 18, 2013 as to Note 20A and                        , 2013 as to Note 20B), relating to our audit of the consolidated financial statements for the year ended December 31, 2011, appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

West Palm Beach, FL
                , 2013